Exhibit 99

December 5, 2003

Dear Shareowner,

As discussed further below, we continue to make great progress with our runoff activities. As a result, we are pleased to report that our Bermuda insurance regulators have approved our second liquidating distribution in the amount of $2.50 per share. The distribution will be paid on January 5, 2004 to shareowners of record on December 2, 2003. Notice of the distribution, together with a discussion of certain federal income tax matters associated with the distribution, will be mailed to shareowners on or around the payment date.

Runoff Activities

The following activities contributed to the release of capital for distribution:

a)	We commuted or otherwise settled a number of reinsurance contracts, contributing to a reduction in reinsurance liabilities of approximately $350 million in the third quarter of 2003 and approximately $700 million for the year to date. This reduces our exposure to future adverse claims experience;
b)	We favorably resolved all remaining tax issues with the United States Internal Revenue Service (“IRS”), without cost;
c)	We reached a tentative settlement, subject to the execution of a final agreement and approval by the Court, of two class action lawsuits filed against the Company in late-1999 and early-2000. During the third quarter we accrued estimated costs of $10 million in connection with the settlement;
d)	We sold our remaining $115 million of S&P 500 equity securities during the fourth quarter to take advantage of improved equity market conditions and to partially fund the January 2004 distribution of approximately $300 million. This sale generated approximately $25 million of realized gains and also reduced the amount of capital required to support future investment risks;
e)	Also in the fourth quarter we repurchased and cancelled the remaining $75 million of long-term debt and sold our last real estate asset—a finance lease with the KMart Corporation. The debt was repurchased for an amount equivalent to the fair value of zero coupon securities that fully collateralized the debt, resulting in a total repurchase premium of approximately $36 million. This was offset by $21 million of realized gains from the corresponding release and sale of such collateral securities. The sale of the finance lease generated a pre-tax loss of approximately $10 million. These actions will allow us to recover approximately $14 million of taxes previously paid on earlier real estate sales and will facilitate the final liquidation of our real estate subsidiaries with a view to making the remaining capital available for future distribution to our shareowners.

Summary of Operating Results

(In thousands)	Three months ended September 30, 2003	Three months ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002
Gross written premiums	$(66,493)	$(175,304)	$(39,672)	$509,279

Reinsurance income (loss):
Underwriting loss	$(18,890)	$(55,296)	$(35,477)	$(83,195)
Investment income (loss)	12,443	(171,603)	75,729	(175,452)

	(6,447)	(226,899)	40,252	(258,647)
Real estate and leasing operating loss	(1,685)	(1,716)	(5,186)	(6,192)
Gain on sale of real estate assets	—	34,211	—	140,203
Premium on debt repurchase	—	—	—	(78,001)
Real estate and leasing investment income	1,608	1,914	4,747	46,672
Other operating expenses	(12,312)	(4,052)	(25,961)	(23,567)
Income taxes	3,520	(14,310)	3,504	(31,279)

Net (loss) income	(15,316)	(210,852)	17,356	(210,811)
Net unrealized gains on investments held as available-for-sale	210	115,203	6,365	89,820

Comprehensive (loss) income	$(15,106)	$(95,649)	$23,721	$(120,991)

Comprehensive (loss) income per share	$(0.13)	$(0.80)	$0.21	$(1.02)

	As at September 30, 2003	As at December 31, 2002

Total shareowners’ equity	$993,999	$1,208,065

Net book value per share	$8.37	$10.16

Our comprehensive loss, which incorporates changes in unrealized gains and losses on our investment portfolio, was $15.1 million for the three months ended September 30, 2003 compared to a comprehensive loss of $95.6 million for same period in 2002. The main items impacting the financial performance for the three months ended September 30, 2003 were:

a)	Gross premiums written were a negative $66.5 million as a result of the commutations and novations discussed earlier;
b)	Net underwriting losses were $18.9 million, primarily resulting from an increase in estimated ultimate medical costs associated with workers’ compensation claims in California;
c)	Reinsurance investment income was $12.4 million, reflecting solid performance across most of our asset classes. The large investment loss for the corresponding three months ended September 30, 2002 reflected the write down in the cost basis of certain stocks in our S&P 500 portfolio where the decline in value was considered other than temporary;
d)	Other operating expenses of $12.3 million, which include an accrual of $10 million to settle the class action lawsuits discussed earlier; and
e)	Income taxes were a credit of $3.5 million, reflecting a decrease in estimated state taxes due on the sales of assets in 2002.

Despite this small loss in the third quarter, our comprehensive income for the nine months ended September 30, 2003 was $23.7 million resulting in a current net book value per share of $8.37. This result reflects improved investment performance, particularly in the equity markets, offset by underwriting losses arising from the California workers’ compensation business and loss adjustment expenses, including internal costs, associated with our runoff efforts.

Outlook

The resolution of the tax and class action litigations and our final exit from the real estate business will allow us to stay focused on our efforts to commute or otherwise curtail our remaining reinsurance liabilities. Although we have had considerable success in our commutation efforts to date, we still have a number of large and very complex contracts that will be difficult and time consuming to commute, recognizing also that some creditors may not be willing to agree commutation terms at all. As such, we will continue to explore other options, such as the sale of reinsurance subsidiaries, with a view to accelerating additional distributions for our shareowners while at the same time optimizing value.

We will continue to provide written communication whenever there are significant events to report. In the meantime, shareowners may keep up to date with our progress by accessing our SEC filings through our website at www.overseaspartners.com.

Sincerely,

Mark R. Bridges	Robert J. Clanin
President and Chief Executive Officer	Chairman of the Board of Directors
December 5, 2003	December 5, 2003

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the period ended September 30, 2003. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office—Overseas Partners Ltd., P.O. Box HM 1581, One Victoria Street, Hamilton HM GX, Bermuda.

Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to our plans and objectives for future operations including our operating strategy, trends in our industry and our policy on future distributions to shareowners. You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	the uncertainties of the reserving process, including uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	future losses on unexpired policies, including launch and in-orbit satellite exposures through to 2007, a financial guaranty program that expires in 2003 and a residual value reinsurance program where the Company is exposed to losses until 2013

•	our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates
•	loss of the services of any of the Company’s remaining executive officers
•	uncertainties relating to government and regulatory policies (such as subjecting us to taxation in certain jurisdictions)
•	losses due to interest rate fluctuations
•	losses arising from the sale of any of our reinsurance subsidiaries
•	volatility in U.S. financial markets which could affect our investment portfolio, and
•	the final resolution of pending litigation.

We do not undertake to update these forward-looking statements in any manner.